Exhibit 23.1




INDEPENDENT AUDITORS  CONSENT

We consent to the incorporation by reference in the Registration Statements of Harcourt General, Inc. on Form S-3 (Nos. 33-13936 and 33-46148) and Form S-8 (No. 33-26079) of our reports dated December 8, 1995, appearing in and incorporated by reference in the Annual Report on Form 10-K of Harcourt General, Inc. for the year ended October 31, 1995.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 24, 1996

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